Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For First Federal Bancshares, Inc.: James J. Stebor President and Chief Executive Officer (309) 776-3225	For Heartland Bancorp, Inc.: Fred L. Drake President and Chief Executive Officer (309) 662-4444

HEARTLAND BANCORP, INC. AND FIRST FEDERAL BANCSHARES, INC.

ANNOUNCE MERGER

COLCHESTER, IL and BLOOMINGTON, IL, November 6, 2006 – Heartland Bancorp, Inc., parent company of Heartland Bank and Trust Company, and First Federal Bancshares, Inc. (NASDAQ: FFBI), parent company of First Federal Bank, announced today that they have signed a definitive merger agreement that provides for the acquisition by Heartland Bancorp of First Federal Bancshares.

Under the terms of the merger agreement, stockholders of First Federal Bancshares will receive $23.00 in cash for each share of First Federal Bancshares common stock.

“Heartland has a long history of serving central Illinois,” said Fred L. Drake, Heartland’s President and Chief Executive Officer. “The acquisition of First Federal represents a logical expansion of our market area and a good long term investment for our company. First Federal has a solid customer base and a very good management team. We believe that First Federal customers will benefit from our introduction of additional products and services, including trust and farm management services, after the transaction is completed.”

“We intend to operate First Federal as a separate subsidiary of our company for some period of time,” added Mr. Drake. “Additionally, we plan to continue operating all First Federal branches. Most importantly, First Federal will continue to have strong local management that is focused on serving the communities in its market area.”

James Stebor, President and Chief Executive Officer of First Federal, who has been with First Federal for nearly 30 years, said “Heartland Bancorp is a very strong company, committed to providing quality banking services for families and businesses in its local communities. As we considered our strategic alternatives, we found Heartland’s approach to community banking to be consistent with First Federal’s. I am looking forward to continuing to build our bank with the additional resources and support that Heartland will make available.”

The transaction is subject to regulatory approvals as well as the approval of First Federal Bancshares’ stockholders and is contingent on the satisfaction of other customary conditions. The parties expect the transaction to be completed during the first quarter of 2007.

Upon completion of the transaction, Heartland Bancorp will have 31 banking offices, with projected total assets of approximately $1.25 billion and total deposits of approximately $1.15 billion.

In connection with the transaction, Keefe, Bruyette & Woods acted as financial advisor to First Federal Bancshares. Heartland Bancorp was represented by Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP and First Federal Bancshares was represented by Muldoon Murphy & Aguggia LLP.

About the Companies

Heartland Bancorp, Inc. is a privately held bank holding company, based in Bloomington, Illinois. Heartland has 23 branches in the following 12 communities in the Central Illinois area: Bloomington-Normal; Champaign; Peoria; Washington; Pekin; Germantown Hills; Eureka; El Paso; Carlock; Chenoa; Gibson City; and Lexington.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy (2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and First Federal Bancshares undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of First Federal Bancshares to control or predict, could cause actual results to differ materially from those in its forward-looking statements, including, among others, the ability to obtain regulatory and shareholder approvals, and to satisfy the conditions, necessary to consummate the transaction contemplated in the merger agreement with Heartland Bancorp, difficulties in integrating Heartland Bancorp and First Federal Bancshares, increased competitive pressures, changes in the interest rate environment, changes in general economic and political conditions, legislative and regulatory changes that adversely affect the business in which Heartland Bancorp and First Federal Bancshares are engaged, and changes in the securities markets and other risk factors disclosed from time to time in First Federal Bancshares’ filings with the Securities and Exchange Commission and the inability of First Federal Bancshares to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning First Federal Bancshares and its business, including additional factors that could materially affect First Federal Bancshares’ financial results, is included in First Federal Bancshares’ filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

In connection with the proposed transaction, First Federal Bancshares expects to file a proxy statement regarding the proposed transaction with the Securities and Exchange Commission (“SEC”). Stockholders are urged to read the proxy statement because it will contain important information about First Federal Bancshares and the proposed transaction. When available, copies of this proxy statement will be mailed to First Federal Bancshares’ stockholders. In addition, stockholders will be able to obtain a free copy of the definitive proxy statement and other documents filed by First Federal Bancshares with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents will also be available, free of charge, from First Federal Bancshares by directing such request to First Federal Bancshares, Inc., Attention: Corporate Secretary, 109 East Depot Street, Colchester, Illinois 62326, telephone number: (309) 776-3225. Shareholders are urged to read the proxy statement and other relevant material when they become available before making any voting decisions with respect to the transaction.

First Federal Bancshares and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of First Federal Bancshares in connection with the transaction. Information about First Federal Bancshares and its directors and executive officers, and their ownership of First Federal Bancshares common stock, is set forth in the proxy statement for First Federal Bancshares’ Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.